UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

3 E NETWORK TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No.118 Connaught Road West, 3003-2

Hong Kong, China, 999077

(Address of principal executive offices and zip code)

2025 Share Incentive Plan
(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jasmine M. Li, Esq.

TsingLaw NY LLP
1934 W 9th St

Brooklyn, NY 11223

+1 (551)323-7662

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement is being filed by 3 E Network Technology Group Limited (the “Registrant” or the “Company”) to register 6,608,661 Class A ordinary shares, par value US$0.0001 per share, that may be issued under the Registrant’s 2025 Share Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed (other than portions of these documents furnished or otherwise not deemed filed) by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates and deemed to be a part hereof:

(a)	The description of the Registrant’s Class A ordinary shares in the Registrant’s registration statement on Form F-1 (File No. 333-276180), originally filed on December 21, 2023 and subsequently amended, the related registration statement on Form F-1MEF (File No. 333-284169) filed on January 7, 2025, and the Registrant’s most recent registration statement on Form F-1 (File No. 333-288294) filed on June 24, 2025, as amended (collectively, the “F-1 Registration Statements”);

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c)	The description of the Registrant’s Class A ordinary shares in the Registrant’s registration statement on Form 8-A (File No. 001-42466) filed with the Commission under Section 12(b) of the Exchange Act on January 7, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for the indemnification of officers and directors, except to the extent any indemnification may be held by the British Virgin Islands courts to be contrary to public policy (for example, a provision for indemnification against civil fraud or the consequences of committing a crime).

Our Amended and Restated Memorandum and Articles of Association provide that the Company shall indemnify its directors against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings of any person who:

(1) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(2) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

To be entitled to indemnification, such person must have acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, such person had no reasonable cause to believe that their conduct was unlawful.

The decision of our board of directors as to whether such a person acted honestly and in good faith with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that such a person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful. These provisions will not limit the liability of directors under United States federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association, effective January 3, 2024 (incorporated by reference to Exhibit 3.2 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023)
4.2	Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.1 of our registration statement on Form F-1 (file No. 333-276180) filed publicly with the SEC on December 20, 2023)
5.1*	Opinion of Travers Thorp Alberga
10.1	2025 Share Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K (File No. 001-42466) filed with the Commission on October 16, 2025)
23.1*	Consent of HTL International, LLC
23.2	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, Guangdong Province, People’s Republic of China, on 16, 2025.

3 E Network Technology Group Limited

By:	/s/ Tingjun Yang
Name:	Tingjun Yang
Title:	Chief Executive Officer, Director

Signature	Capacity	Date

/s/ Tingjun Yang	Chief Executive Officer, Director	October 16, 2025
Tingjun Yang	(Principal Executive Officer)

/s/ Hailiang Jia	Chief Financial Officer	October 16, 2025
Hailiang Jia	(Principal Accounting and Financial Officer)

/s/ Hao Liu	Independent Director	October 16, 2025
Hao Liu

/s/ Na Mi	Independent Director	October 16, 2025
Na Mi

/s/ Yu Liu	Independent Director	October 16, 2025
Yu Liu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of AGM Group Holdings Inc. has signed this Registration Statement or amendment thereto in New York, New York on 16, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President